UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

July 7, 2006

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

21301 Burbank Boulevard
Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Jeremy Helfand

On July 7, 2006, United Online, Inc. (the “Company”) announced that the Board of Directors of the Company has appointed Jeremy Helfand as Executive Vice President, Sales and Chief Sales Officer of the Company, effective as of July 5, 2006.

Mr. Helfand will receive an annual base salary of not less than $350,000 and a signing bonus of $100,000. For fiscal year 2006, he will receive a bonus equal to no less than $175,000, and for fiscal years 2007 and 2008, he will be eligible to participate in a bonus program for up to 100% of his annual base salary.

Mr. Helfand will be granted a restricted stock unit covering 130,000 shares of the Company’s common stock, 25% of which will vest on each one-year anniversary of the date of grant.

If Mr. Helfand’s employment is terminated without cause or involuntarily on or prior to the one-year anniversary of his commencement date, he will be entitled to a severance payment equal to one year of his then current annual base salary and an additional 12 months of vesting on his restricted stock unit. If such termination occurs after the one-year anniversary of his commencement date and prior to December 31, 2008, in addition to the severance payment and vesting acceleration described in the immediately preceding sentence, he will be entitled to a bonus equal to his then current annual base salary, multiplied by the bonus percentage used to calculate the bonus awarded to Mr. Helfand for the immediately preceding year, prorated based on the elapsed time between December 31 of the immediately preceding year and the termination date. In the event Mr. Helfand’s employment is terminated by reason of death or permanent disability, he will be entitled to an additional 12 months of vesting on his restricted stock unit.

The foregoing description of the material terms of Mr. Helfand’s employment agreement is qualified in its entirety by reference to the provisions of the letter between the Company and Mr. Helfand that will be filed as an exhibit with the Company’s Form 10-Q for the quarterly period ended June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 7, 2006	UNITED ONLINE, INC.
/s/ Charles S. Hilliard
Charles S. Hilliard
President and Chief Financial Officer